Exhibit 99.1

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2024 Earnings

BIRMINGHAM, AL (January 27, 2025) – Fourth Quarter and Full-Year Highlights:

Period	Net Income	Diluted Earnings per share	Return on average assets (annualized)	Return on average common equity (annualized)	Return on average tangible common equity (annualized) (1)
4Q2024	$1.7 million	$0.29	0.63%	6.92%	7.49%
Full-Year 2024	$8.2 million	$1.33	0.76%	8.62%	9.37%

First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $1.7 million, or $0.29 per diluted share, for the quarter ended December 31, 2024 (“4Q2024”), compared to $2.2 million, or $0.36 per diluted share, for the quarter ended September 30, 2024 (“3Q2024”) and $2.3 million, or $0.36 per diluted share, for the quarter ended December 31, 2023 (“4Q2023”). For the year ended December 31, 2024, net income totaled $8.2 million, or $1.33 per diluted share, compared to $8.5 million, or $1.33 per diluted share, for the year ended December 31, 2023.

The table below summarizes selected financial data for each of the periods presented.

	Quarter Ended					Year Ended
	2024				2023	2024	2023
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
Results of Operations:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$14,420	$15,017	$14,546	$14,277	$13,945	$58,260	$52,806
Interest expense	5,672	5,832	5,370	5,237	4,835	22,111	15,456
Net interest income	8,748	9,185	9,176	9,040	9,110	36,149	37,350
Provision for (recovery of) credit losses	470	152	-	-	(434)	622	319
Net interest income after provision for (recovery of) credit losses	8,278	9,033	9,176	9,040	9,544	35,527	37,031
Non-interest income	982	901	835	865	916	3,583	3,381
Non-interest expense	6,947	6,990	7,272	7,147	7,401	28,356	29,141
Income before income taxes	2,313	2,944	2,739	2,758	3,059	10,754	11,271
Provision for income taxes	599	722	612	651	782	2,584	2,786
Net income	$1,714	$2,222	$2,127	$2,107	$2,277	$8,170	$8,485
Per Share Data:
Basic net income per share	$0.30	$0.38	$0.36	$0.36	$0.38	$1.40	$1.42
Diluted net income per share	$0.29	$0.36	$0.34	$0.34	$0.36	$1.33	$1.33
Dividends declared	$0.07	$0.05	$0.05	$0.05	$0.05	$0.22	$0.20
Key Measures (Period End):
Total assets	$1,101,086	$1,100,235	$1,083,313	$1,070,541	$1,072,940
Tangible assets (1)	1,093,602	1,092,733	1,075,781	1,062,972	1,065,334
Total loans	823,039	803,308	819,126	822,941	821,791
Allowance for credit losses ("ACL") on loans and leases	10,184	10,116	10,227	10,436	10,507
Investment securities, net	168,570	145,044	144,876	126,363	136,669
Total deposits	972,557	981,149	954,455	943,268	950,191
Short-term borrowings	10,000	-	15,000	15,000	10,000
Long-term borrowings	10,872	10,854	10,836	10,817	10,799
Total shareholders’ equity	98,624	98,491	93,836	92,326	90,593
Tangible common equity (1)	91,140	90,989	86,304	84,757	82,987
Book value per common share	17.31	17.23	16.34	15.95	15.80
Tangible book value per common share (1)	16.00	15.92	15.03	14.65	14.47
Key Ratios:
Return on average assets (annualized)	0.63%	0.82%	0.80%	0.80%	0.86%	0.76%	0.82%
Return on average common equity (annualized)	6.92%	9.21%	9.23%	9.25%	10.31%	8.62%	9.88%
Return on average tangible common equity (annualized) (1)	7.49%	9.99%	10.05%	10.08%	11.29%	9.37%	10.85%
Net interest margin	3.41%	3.60%	3.69%	3.65%	3.67%	3.59%	3.87%
Efficiency ratio (2)	71.4%	69.3%	72.6%	72.2%	73.8%	71.4%	71.5%
Total loans to deposits	84.6%	81.9%	85.8%	87.2%	86.5%
Total loans to assets	74.7%	73.0%	75.6%	76.9%	76.6%
Common equity to total assets	8.96%	8.95%	8.66%	8.62%	8.44%
Tangible common equity to tangible assets (1)	8.33%	8.33%	8.02%	7.97%	7.79%
Tier 1 leverage ratio (3)	9.50%	9.49%	9.46%	9.37%	9.36%
ACL on loans and leases as % of total loans	1.24%	1.26%	1.25%	1.27%	1.28%
Nonperforming assets as % of total assets	0.50%	0.60%	0.27%	0.28%	0.28%
Net charge-offs as a percentage of average loans	0.24%	0.12%	0.10%	0.09%	0.19%	0.14%	0.14%

(1) Refer to Non-GAAP reconciliation of tangible balances and measures beginning on page 10.
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2024 Results

January 27, 2025

(3) First US Bank Tier 1 leverage ratio

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2024 Results

January 27, 2025

CEO Commentary

“While 2024 was a challenging year from a loan growth standpoint, we were able to maintain diluted earnings per share at a level consistent with the previous year,” stated James F. House, President and CEO of the Company. “In the fourth quarter, we saw an uptick in loan growth throughout our lending platforms, and we continued to enhance yield on our investment portfolio through opportunistic purchases. As we start 2025, our team continues to focus on opportunities to grow earning assets and reduce funding costs in a manner consistent with the changing interest rate environment,” continued Mr. House.

Financial Results

Loans and Leases – The table below summarizes loan balances by portfolio category as of the end of each of the most recent five quarters.

	Quarter Ended
	2024				2023
	December 31,	September 30,	June 30,	March 31,	December 31,
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Real estate loans:
Construction, land development and other land loans	$65,537	$53,098	$72,183	$102,282	$88,140
Secured by 1-4 family residential properties	69,999	70,067	70,272	74,361	76,200
Secured by multi-family residential properties	101,057	100,627	97,527	62,145	62,397
Secured by non-farm, non-residential properties	227,751	224,611	218,386	212,465	213,586
Commercial and industrial loans	44,238	44,872	46,249	57,112	60,515
Consumer loans:
Direct	4,774	5,018	5,272	5,590	5,938
Branch retail	5,558	6,233	6,879	7,794	8,670
Indirect	304,125	298,782	302,358	301,192	306,345
Total loans and leases held for investment	$823,039	$803,308	$819,126	$822,941	$821,791
Allowance for credit losses on loans and leases	10,184	10,116	10,227	10,436	10,507
Net loans and leases held for investment	$812,855	$793,192	$808,899	$812,505	$811,284

Total loan volume increased by $19.7 million, or 2.5%, in 4Q2024, driven primarily by growth in construction, consumer indirect, and commercial real estate (secured by non-farm, non-residential property) lending. For the year ended December 31, 2024, total loans increased by $1.2 million, or 0.2%. Total loan volume averaged $818.5 million during the year ended December 31, 2024, compared to $795.4 million during the year ended December 31, 2023.

Net Interest Income and Margin – Net interest income decreased by $0.4 million comparing 4Q2024 to both 3Q2024 and 4Q2023. Net interest margin totaled 3.41% for 4Q2024, compared to 3.60% for 3Q2024 and 3.67% for 4Q2023. The decrease in net interest income and margin in 4Q2024 compared to 3Q2024 was primarily driven by reductions in the federal funds rate and market interest rates. From September 2024 through December 2024, the federal funds rate was reduced by 100 basis points and similar reductions occurred on certain market interest rates that are used to price the Company’s variable rate loans. Amid these interest rate reductions, the Company’s earning assets repriced more quickly than its interest-bearing liabilities. Comparing 4Q2024 to 4Q2023, net interest income and margin decreased primarily due to the higher cost of interest-bearing liabilities in 2024 relative to 2023. While total funding costs decreased by seven basis points during 4Q2024, compared to 3Q2024, they remained 30 basis points higher than 4Q2023. For the year ended December 31, 2024, net interest income totaled $36.1 million, compared to $37.4 million for the year ended December 31, 2023. Net interest margin totaled 3.59% for the year ended December 31, 2024, compared to 3.87% for the year ended December 31, 2023.

Deposits – Total deposits decreased by $8.6 million, or 0.9%, during 4Q2024, primarily due to the payoff of $10.0 million in callable wholesale brokered time deposits during the quarter. The brokered time deposits were paid off in an effort to reduce the Company’s interest expense over time, while increasing reliance on core deposits. Core deposits, which exclude time deposits of $250 thousand or more and all wholesale brokered deposits, totaled $837.7 million, or 86.1% of total deposits, as of December 31, 2024, compared to $833.5 million, or 85.0% of total deposits, as of September 30, 2024, and $819.5 million, or 86.2% of total deposits, as of December 31, 2023.

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2024 Results

January 27, 2025

Deployment of Funds – As of December 31, 2024, the Company held cash, federal funds sold and securities purchased under reverse repurchase agreements totaling $52.9 million, or 4.8% of total assets, compared to $59.8 million, or 5.6% of total assets, as of December 31, 2023. Investment securities, including both the available-for-sale and held-to-maturity portfolios, totaled $168.6 million as of December 31, 2024, compared to $136.7 million as of December 31, 2023. During the year ended December 31, 2024, the Company invested $58.0 million in taxable U.S. agency-sponsored bonds, resulting in improved yields in the investment portfolio. Of this amount, $30.5 million was purchased in 4Q2024. As of December 31, 2024, the expected average life of securities in the investment portfolio was 3.6 years, compared to 3.9 years as of December 31, 2023.

Provision for Credit Losses – During 4Q2024, the Company recorded a provision for credit losses of $0.5 million, compared to a provision for credit losses of $0.2 million in 3Q2024 and a recovery of credit losses of $0.4 million during 4Q2023. The provision for credit losses taken in 4Q2024 resulted primarily from loan growth during the quarter, as well as an increase in the allowance for credit losses ("ACL") on individually evaluated loans and adjustments in economic forecasts that impact the calculation of the ACL on loans and leases. For the year ended December 31, 2024, the provision for credit losses totaled $0.6 million, compared to $0.3 million for the year ended December 31, 2023. As of December 31, 2024, the Company’s ACL on loans and leases as a percentage of total loans was 1.24%, compared to 1.28% as of December 31, 2023.

Asset Quality – Nonperforming assets, including loans in non-accrual status and other real estate owned ("OREO"), totaled $5.4 million as of December 31, 2024, compared to $3.0 million as of December 31, 2023. The increase in nonperforming assets during 2024 resulted primarily from one loan that was foreclosed and moved into OREO and another loan that moved into non-accrual status during 2024. As a percentage of total assets, nonperforming assets totaled 0.50% as of December 31, 2024, compared to 0.28% as of December 31, 2023. Net charge-offs as a percentage of average loans totaled 0.14% during both the years ended December 31, 2024 and 2023.

Non-interest Income – Non-interest income totaled $1.0 million in 4Q2024, compared to $0.9 million in both 3Q2024 and 4Q2023. For the year ended December 31, 2024, non-interest income totaled $3.6 million, compared to $3.4 million for the year ended December 31, 2023.

Non-interest Expense – Non-interest expense totaled $6.9 million in 4Q2024, compared to $7.0 million in 3Q2024, and $7.4 million in 4Q2023. For the year ended December 31, 2024, non-interest expense totaled $28.4 million, compared to $29.1 million for the year ended December 31, 2023. The expense reduction comparing both 4Q2024 and full-year 2024 to the corresponding periods of 2023 resulted primarily from decreases in salaries and benefits and other expense categories. Salaries and benefits expense decreased during 2024 primarily due to lower staff levels resulting from strategic initiatives implemented by the Company in prior years. In addition, other expenses were lower during 2024 compared to 2023, primarily due to the recovery of check fraud losses and reduced collection expenses. The reductions in non-interest expense during the year ended December 31, 2024 were partially offset by increased occupancy and equipment expenses.

Shareholders’ Equity – As of December 31, 2024, shareholders’ equity totaled $98.6 million, or 8.96% of total assets, compared to $90.6 million, or 8.44% of total assets, as of December 31, 2023. The increase in shareholders’ equity during the year ended December 31, 2024 resulted primarily from earnings, net of dividends paid and repurchases of shares of the Company's common stock. In addition, shareholders' equity was positively impacted during 2024 by reductions in the Company's accumulated other comprehensive loss resulting from changes in market interest rates, as well as the maturity of lower yielding investment securities. The Company’s ratio of tangible common equity to tangible assets was 8.33% as of December 31, 2024, compared to 7.79% as of December 31, 2023.

Cash Dividend – The Company increased its cash dividend to $0.07 per share on its common stock in 4Q2024, compared to $0.05 per share during each previous quarter of 2024 and 2023. For the year ended December 31, 2024, cash dividends totaled $0.22 per share, compared to $0.20 per share for the year ended December 31, 2023.

Share Repurchases – During 4Q2024, the Company completed the repurchase of 40,000 shares of its common stock at a weighted average price of $12.68 per share. The repurchases were completed under the Company’s previously announced share repurchase program which was expanded in 4Q2024 to authorize the purchase of 600,000 additional shares. For the year ended December 31, 2024, the Company repurchased a total of 146,500 shares at a weighted average price of $11.22 per share. As of December 31, 2024, 912,813 shares remained available for repurchase under the program.

Regulatory Capital – During 4Q2024, the Bank continued to maintain capital ratios at higher levels than required to be considered a “well-capitalized” institution under applicable banking regulations. As of December 31, 2024, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 11.31%, its total capital ratio was 12.47%, and its Tier 1 leverage ratio was 9.50%.

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2024 Results

January 27, 2025

Liquidity – As of December 31, 2024, the Company continued to maintain funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines with other banking institutions, Federal Home Loan Bank (FHLB) advances, the discount window of the Federal Reserve Bank (FRB), and brokered deposits.

Banking Center Growth – As part of the Company’s overall growth strategy, during the year ended December 31, 2024, the Company opened a new banking center in the Bearden area of Knoxville, Tennessee that replaced the Bank’s previously existing Knoxville-Bearden location. In addition, the Company commenced renovation of a banking center office in Daphne, Alabama that was purchased from another financial institution. This location is expected to serve as the Bank’s initial deposit gathering facility in the Daphne/Mobile area, and it is anticipated that the location will open to the public in 2025.

About First US Bancshares, Inc.

First US Bancshares, Inc. (the “Company”) is a bank holding company that operates banking offices in Alabama, Tennessee, and Virginia through First US Bank (the “Bank”). The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements and cause actual results to differ materially from those projected in such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Such factors may include risk related to the Company's credit, including that if loan losses are greater than anticipated; the increased lending risks associated with commercial real estate lending; liquidity risks; the impact of national and local market conditions on the Company's business and operations; the rate of growth (or lack thereof) in the economy generally and in the Company’s service areas; strong competition in the banking industry; the impact of changes in interest rates and monetary policy on the Company’s performance and financial condition; the impact of technological changes in the banking and financial service industries and potential information system failures; cybersecurity and data privacy threats; the costs of complying with extensive governmental regulation; the impact of changing accounting standards and tax laws on the Company's allowance for credit losses and financial results; the possibility that acquisitions may not produce anticipated results and result in unforeseen integration difficulties; and other risk factors described from time to time in the Company’s public filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K. Relative to the Company’s dividend policy, the payment of cash dividends is subject to the discretion of the Board of Directors and will be determined in light of then-current conditions, including the Company’s earnings, leverage, operations, financial conditions, capital requirements and other factors deemed relevant by the Board of Directors. In the future, the Board of Directors may change the Company’s dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2024 Results

January 27, 2025

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

THREE MONTHS ENDED December 31, 2024 AND 2023

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2024			December 31, 2023
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total loans	$811,125	$12,480	6.12%	$803,407	$12,419	6.13%
Taxable investment securities	158,283	1,303	3.27%	131,547	825	2.49%
Tax-exempt investment securities	1,015	3	1.18%	1,026	3	1.16%
Federal Home Loan Bank stock	858	16	7.42%	1,015	18	7.04%
Federal funds sold and securities purchased under reverse repurchase agreements	10,951	140	5.09%	4,579	63	5.46%
Interest-bearing deposits in banks	38,341	478	4.96%	44,574	617	5.49%
Total interest-earning assets	1,020,573	14,420	5.62%	986,148	13,945	5.61%

Noninterest-earning assets	65,498			64,530
Total	$1,086,071			$1,050,678

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$207,890	538	1.03%	$198,846	221	0.44%
Savings deposits	255,480	1,694	2.64%	250,322	1,728	2.74%
Time deposits	346,412	3,299	3.79%	330,003	2,720	3.27%
Total interest-bearing deposits	809,782	5,531	2.72%	779,171	4,669	2.38%
Noninterest-bearing demand deposits	155,034	—	—	156,189	—	—
Total deposits	964,816	5,531	2.28%	935,360	4,669	1.98%
Borrowings	12,493	141	4.49%	16,986	166	3.88%
Total funding costs	977,309	5,672	2.31%	952,346	4,835	2.01%

Other noninterest-bearing liabilities	10,144			10,717
Shareholders’ equity	98,618			87,615
Total	$1,086,071			$1,050,678

Net interest income		$8,748			$9,110
Net interest margin			3.41%			3.67%

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2024 Results

January 27, 2025

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

YEAR ENDED December 31, 2024 AND 2023

(Dollars in Thousands)

(Unaudited)

	Year Ended			Year Ended
	December 31, 2024			December 31, 2023
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total loans	$818,524	$51,469	6.29%	$795,446	$47,749	6.00%
Taxable investment securities	144,503	4,387	3.04%	127,653	2,858	2.24%
Tax-exempt investment securities	1,020	13	1.27%	1,042	13	1.25%
Federal Home Loan Bank stock	891	69	7.74%	1,264	93	7.36%
Federal funds sold and securities purchased under reverse repurchase agreements	6,930	366	5.28%	1,841	95	5.16%
Interest-bearing deposits in banks	36,399	1,956	5.37%	38,111	1,998	5.24%
Total interest-earning assets	1,008,267	58,260	5.78%	965,357	52,806	5.47%

Noninterest-earning assets	65,931			63,765
Total	$1,074,198			$1,029,122

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$205,581	1,779	0.87%	$212,010	777	0.37%
Savings deposits	251,772	6,856	2.72%	229,238	5,007	2.18%
Time deposits	346,541	12,914	3.73%	305,848	8,566	2.80%
Total interest-bearing deposits	803,894	21,549	2.68%	747,096	14,350	1.92%
Noninterest-bearing demand deposits	152,252	—	—	160,598	—	—
Total deposits	956,146	21,549	2.25%	907,694	14,350	1.58%
Borrowings	13,404	562	4.19%	26,252	1,106	4.21%
Total funding costs	969,550	22,111	2.28%	933,946	15,456	1.65%

Other noninterest-bearing liabilities	9,898			9,302
Shareholders’ equity	94,750			85,874
Total	$1,074,198			$1,029,122

Net interest income		$36,149			$37,350
Net interest margin			3.59%			3.87%

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2024 Results

January 27, 2025

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	December 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Cash and due from banks	$10,633	$12,987
Interest-bearing deposits in banks	36,583	37,292
Total cash and cash equivalents	47,216	50,279
Federal funds sold and securities purchased under reverse repurchase agreements	5,727	9,475
Investment securities available-for-sale, at fair value	167,888	135,565
Investment securities held-to-maturity, at amortized cost	682	1,104
Federal Home Loan Bank stock, at cost	1,256	1,201
Loans and leases held for investment	823,039	821,791
Less allowance for credit losses on loans and leases	10,184	10,507
Net loans and leases held for investment	812,855	811,284
Premises and equipment, net of accumulated depreciation	24,803	24,398
Cash surrender value of bank-owned life insurance	17,056	16,702
Accrued interest receivable	3,588	3,976
Goodwill and core deposit intangible, net	7,484	7,606
Other real estate owned	1,509	602
Other assets	11,022	10,748
Total assets	$1,101,086	$1,072,940
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$155,945	$153,591
Interest-bearing	816,612	796,600
Total deposits	972,557	950,191
Accrued interest expense	1,751	2,030
Other liabilities	7,282	9,327
Short-term borrowings	10,000	10,000
Long-term borrowings	10,872	10,799
Total liabilities	1,002,462	982,347
Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,840,348 and 7,738,201 shares issued, respectively; 5,696,171 and 5,735,075 shares outstanding, respectively	78	75
Additional paid-in capital	15,540	14,972
Accumulated other comprehensive loss, net of tax	(4,344)	(6,431)
Retained earnings	116,865	109,959
Less treasury stock: 2,144,177 and 2,003,126 shares at cost, respectively	(29,515)	(27,982)
Total shareholders’ equity	98,624	90,593
Total liabilities and shareholders’ equity	$1,101,086	$1,072,940

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2024 Results

January 27, 2025

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Interest and fees on loans	$12,480	$12,419	$51,469	$47,749
Interest on investment securities	1,306	828	4,400	2,871
Interest on deposits in banks	478	617	1,956	1,998
Other	156	81	435	188
Total interest income	14,420	13,945	58,260	52,806

Interest expense:
Interest on deposits	5,531	4,669	21,549	14,350
Interest on borrowings	141	166	562	1,106
Total interest expense	5,672	4,835	22,111	15,456

Net interest income	8,748	9,110	36,149	37,350

Provision for (recovery of) credit losses	470	(434)	622	319

Net interest income after provision for (recovery of) credit losses	8,278	9,544	35,527	37,031

Non-interest income:
Service and other charges on deposit accounts	323	328	1,232	1,197
Lease income	263	242	1,033	949
Other income, net	396	346	1,318	1,235
Total non-interest income	982	916	3,583	3,381

Non-interest expense:
Salaries and employee benefits	3,645	3,766	15,460	16,076
Net occupancy and equipment	955	854	3,761	3,479
Computer services	351	441	1,687	1,756
Insurance expense and assessments	357	427	1,510	1,583
Fees for professional services	180	370	1,184	1,105
Other expense	1,459	1,543	4,754	5,142
Total non-interest expense	6,947	7,401	28,356	29,141

Income before income taxes	2,313	3,059	10,754	11,271
Provision for income taxes	599	782	2,584	2,786
Net income	$1,714	$2,277	$8,170	$8,485
Basic net income per share	$0.30	$0.38	$1.40	$1.42
Diluted net income per share	$0.29	$0.36	$1.33	$1.33
Dividends per share	$0.07	$0.05	$0.22	$0.20

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2024 Results

January 27, 2025

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of liquidity, tangible assets and equity and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of such non-GAAP measures to GAAP amounts included in the consolidated financial statements previously presented in this press release.

Liquidity Measures

The table below provides information combining the Company’s on-balance sheet liquidity with readily available off-balance sheet sources of liquidity as of both December 31, 2024 and December 31, 2023.

	December 31, 2024	December 31, 2023
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)
Liquidity from cash, federal funds sold and securities purchased under reverse repurchase agreements:
Cash and cash equivalents	$47,216	$50,279
Federal funds sold and securities purchased under reverse repurchase agreements	5,727	9,475
Total liquidity from cash, federal funds sold and securities purchased under reverse repurchase agreements	52,943	59,754
Liquidity from pledgable investment securities:
Investment securities available-for sale, at fair value	167,888	135,565
Investment securities held-to-maturity, at amortized cost	682	1,104
Less: securities pledged	(72,110)	(41,375)
Less: estimated collateral value discounts	(10,164)	(11,129)
Total liquidity from pledgable investment securities	86,296	84,165
Liquidity from unused lendable collateral (loans) at FHLB	45,388	21,696
Liquidity from unused lendable collateral (loans and securities) at FRB	165,061	161,729
Unsecured lines of credit with banks	48,000	48,000
Total readily available liquidity	$397,688	$375,344

The table above calculates readily available liquidity by combining cash and cash equivalents, federal funds sold, securities purchased under reverse repurchase agreements and unencumbered investment security values on the Company’s consolidated balance sheet with off-balance sheet liquidity that is readily available through unused collateral pledged to the FHLB and FRB, as well as unsecured lines of credit with other banks. Liquidity from pledgable investment securities and total readily available liquidity are non-GAAP measures used by management and regulators to analyze a portion of the Company's liquidity. Management uses these measures to evaluate the Company's liquidity position.

Pledgable investment securities are considered by management as a readily available source of liquidity since the Company has the ability to pledge the securities with the FHLB or FRB to obtain immediate funding. Both available-for-sale and held-to-maturity securities may be pledged at fair value with the FHLB and through the FRB discount window. The amounts shown as liquidity from pledgable investment securities represent total investment securities as recorded on the consolidated balance sheet, less reductions for securities already pledged and discounts expected to be taken by the lender to determine collateral value.

The unused lendable collateral value at the FHLB presented in the table represents only the amount immediately available to the Company from loans already pledged by the Company to the FHLB as of each consolidated balance sheet date presented. As of December 31, 2024 and December

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2024 Results

January 27, 2025

31, 2023, the Company's total remaining credit availability with the FHLB was $319.9 million and $279.4 million, respectively, subject to the pledging of additional collateral which may include eligible investment securities and loans. In addition, the Company has access to additional sources of liquidity that generally could be obtained over a period of time, including access to unsecured brokered deposits through the wholesale funding markets. Management believes the Company’s on-balance sheet and other readily available liquidity provide strong indicators of the Company’s ability to fund obligations in a stressed liquidity environment.

Excluding wholesale brokered deposits, as of December 31, 2024, the Company had approximately 29 thousand deposit accounts with an average balance of approximately $31.0 thousand per account. Estimated uninsured deposits (calculated as deposit amounts per deposit holder in excess of $250 thousand, the maximum amount of federal deposit insurance, and excluding deposits secured by pledged assets) totaled $216.8 million, or 22.2% of total deposits, as of December 31, 2024. As of December 31, 2023, estimated uninsured deposits totaled $200.3 million, or 21.1% of total deposits.

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Reports Fourth Quarter and Full-Year 2024 Results

January 27, 2025

		Quarter Ended					Year Ended
		2024				2023	2024	2023
		December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$1,101,086	$1,100,235	$1,083,313	$1,070,541	$1,072,940
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		49	67	97	134	171
Tangible assets	(a)	$1,093,602	$1,092,733	$1,075,781	$1,062,972	$1,065,334

Total shareholders’ equity		$98,624	$98,491	$93,836	$92,326	$90,593
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		49	67	97	134	171
Tangible common equity	(b)	$91,140	$90,989	$86,304	$84,757	$82,987

Average shareholders’ equity		$98,618	$96,000	$92,682	$91,645	$87,615	$94,750	$85,874
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		58	80	115	151	188	101	259
Average tangible shareholders’ equity	(c)	$91,125	$88,485	$85,132	$84,059	$79,992	$87,214	$78,180

Net income	(d)	$1,714	$2,222	$2,127	$2,107	$2,277	$8,170	$8,485
Common shares outstanding (in thousands)	(e)	5,696	5,715	5,744	5,787	5,735

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$16.00	$15.92	$15.03	$14.65	$14.47

Tangible common equity to tangible assets	(b)/(a)	8.33%	8.33%	8.02%	7.97%	7.79%

Return on average tangible common equity (annualized)	(1)	7.49%	9.99%	10.05%	10.08%	11.29%	9.37%	10.85%

(1)
Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)

Contact:	Thomas S. Elley
205-582-1200